Exhibit 10.1

Amendment of the 2010 Stock Incentive Plan

     RESOLVED, that pursuant to Section 3.1(a) of the SIGA Technologies, Inc. 2010 Stock Incentive Plan, as amended and restated, effective February 2, 2012 (the “Plan”), the plan is amended, effective as of April 25, 2012, subject to stockholder approval, in the following respects:

1.	The first sentence of Section 1.5 is amended to read as follows:

Subject to adjustment as provided under Section 1.5(d)(i) below, the total number of shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) with respect to which awards may be granted pursuant to the Plan shall not exceed the sum of 2,000,000 shares, and effective as of April 25, 2012, the sum of 4,500,000 shares.

2.	Section 3.13 is amended to read as follows:

       3.13 Effective Date and Term of Plan

              (a) Adoption; Shareholder Approval. The Plan was adopted by the Board on May 13, 2010 and approved by the Company’s shareholders on May 13, 2010. The Plan was amended and restated by the Board on February 2, 2012. The Plan subsequently was amended by the Board on April 25, 2012, subject to stockholder approval, to increase the number of shares that may be issued pursuant to grants under the Plan. All awards under the Plan with respect to such additional shares prior to such shareholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the amendment to the Plan, the amendment to the Plan and all awards thereunder shall terminate on that date.

              (b) Termination of Plan. Unless sooner terminated by the Board or pursuant to paragraph (a) above, the provisions of the Plan respecting the grant of any award pursuant to which shares of Common Stock will be granted shall terminate (i) with respect to the initial 2,000,000 shares authorized for issuance under the Plan, on May 13, 2020, the tenth anniversary of the date of the Plan’s adoption by the Board and (ii) with respect to the additional 2,500,000 shares subsequently authorized under the Plan, on the tenth anniversary of the date of the Board’s adoption of the amendment to the Plan authorizing the issuance of such shares. All awards made under the Plan prior to the termination of the Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award certificates.

General Resolutions

     RESOLVED, that each of the proper officers of the Corporation, acting singly, be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute and deliver all such further documents, instruments, certificates or agreements, and to take all such further action and to incur and pay all such expenses, as any such officer may approve as necessary, proper, convenient or desirable in order to carry out the foregoing resolutions and fully to effectuate the purpose and intent thereof, the execution and delivery of any such documents, instruments, certificates or agreements, and the taking of any such action and the incurrence and payment of any such expenses, to be conclusive evidence that the same shall have been approved hereby, and that all actions taken by the proper officers of the Corporation to date, in connection with the foregoing resolutions or the transactions contemplated thereby, hereby are confirmed, ratified and approved in all respects; and be it further

     RESOLVED, that each of the Chairman and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Secretary of the Corporation, acting singly, shall be considered a proper officer of the Corporation for the purpose of the foregoing resolutions.